EXHIBIT 4(c)
                          EXIDE ELECTRONICS CORPORATION

                         401(k) RETIREMENT BENEFIT PLAN

                            SUMMARY PLAN DESCRIPTION





     Exide Electronics Corporation has amended its 401(k) Plan, generally effective January 1, 1989, to comply with the requirements of the Tax Reform Act of 1986. Exide Electronics Corporation continues to recognize the efforts you have made to our success. This Plan is for the exclusive benefit of you and other eligible employees and their beneficiaries.

     The purpose of the plan is to reward you and other eligible employees for long and loyal service by providing you with retirement benefits in a tax effective manner. When you retire you will be eligible to receive the amounts which have accumulated in your account.

                                TABLE OF CONTENTS




QUESTIONS AND ANSWERS:

 1.     How does the Plan work?

 2.     Who is eligible to participate?

 3.     When will I actually begin to participate?

 4.     How much can I contribute?

 5.     How is Compensation defined?

 6.     How much of my Salary Deferral Contributions will Exide match?

 7.     What other contributions does Exide make to the Plan?

 8.     How do all these contributions add up?

 9.     How will my contributions be invested?

10.  What is the tax treatment of contributions to the Plan?

11.  Can I borrow from my account and later repay it?

12.  Can I withdraw money from my account before I retire?

13.  Can I withdraw money from my account if I have a financial hardship?

14.  When will I receive a retirement distribution from the Plan?

15.  How will my distribution be paid?

16.  What if I die before I retire?

17.  What is "vesting" and why is it important to me?

18.  What happens if I stop working for Exide before my retirement?

19.  What happens if I terminate employment with Exide and later return?

20.  What if I become disabled?

21.  What are some of the tax issues when I receive a distribution?

22.  What is a "top heavy plan?"

23.  How do I claim my benefits?

24.  Can the Plan be amended or terminated?

25.  Is the Plan insured by the Pension Benefit Guaranty Corporation?


GENERAL PLAN INFORMATION

Plan Name and Identification Numbers

Employer (Plan Sponsor and Administrator) Address

Type of Plan and Year

Type of Administration and Funding

Plan Documents


STATEMENT OF ERISA RIGHTS


GLOSSARY OF TERMS

                               QUESTIONS & ANSWERS



1.    How does the Plan work?

      You can defer a portion of your compensation, and Exide will contribute it to the Plan on your behalf. Exide will make a Matching Contribution to your account based on how much you defer. Exide also will make a Basic Contribution regardless of whether you defer any of your compensation. In addition, Exide may make an Excess Discretionary Contribution from the profits of the company. You do not pay income tax on this money until it is distributed to you. Each Participant has a separate account. It includes sub-accounts for your Salary Deferral Contributions, Matching Contributions, Basic Contributions, and Excess Discretionary Contributions, which are adjusted to reflect earnings and losses of the invested assets.

2.    Who is eligible to participate?

      Generally, all regular Exide employees scheduled to work more than 20 hours per week are eligible to participate once certain requirements have been met. You must meet one of the following requirements to participate, depending on when you were hired:

       If you were hired:                                 You will be eligible:

          Before January 1, 1989                      January 1, 1989

          January 1, 1989 - June 30, 1991             After 5 Months of Service

          July 1, 1991 or later                       After 6 Months of Service

3.    How and when do I actually begin to participate?

      After satisfying the eligibility requirements, you must complete an enrollment form, which you can obtain from the Human Resources department. With timely notice, your participation will begin as follows:

  If you were hired:                         You will participate on:

  Before January 1, 1989                      January 1, 1989

  January 1, 1989 - June 30, 1991             The first day of the month after
                                               you complete 5 Months of Service

  July 1, 1991 - December 31, 1992            The earlier of January 1 or July 1
                                               after you complete 6 Months of
                                               Service

  January 1, 1993 or later                    The first day of the month after
                                               you complete 6 Months of Service

4.    How much can I contribute?

      You may have from 1% to 15% (in whole percentages) of your Compensation contributed directly to the Plan each payroll period. This is called your Salary Deferral Contribution. Your total Salary Deferral Contributions in any calendar year may not exceed a maximum dollar limit which is set by law. This limit is adjusted annually for cost-of-living changes, and in 1995 the limit is $9,240. In addition, there are certain other percentage limitations imposed by law on the amount of Salary Deferral Contributions you may contribute to the Plan. These limitations will change from year to year depending on the level of Salary Deferral Contributions made by other Participants during the Plan Year.

      You may change the percentage that you contribute at any time by filing a new 401(k) Enrollment/Change Application. The change will be effective as of the first payroll period beginning the month following receipt of the change by the Plan Administrator. You also may revoke a deferral election with 30 days written notice. You will not be permitted, however, to resume Salary Deferral Contributions for 3 months following a revocation.

      In certain circumstances, you may also "roll over" distributions from other qualified plans into the Plan.

5.    How is Compensation defined?

      Compensation includes your wages and salaries paid by Exide during the Plan Year. NOTE: reimbursements or expense allowances, fringe benefits, and other special categories of compensation are EXCLUDED. By law, the Plan cannot recognize Compensation greater than a certain amount (currently $150,000), as adjusted annually for cost of living changes.

6.    How much of my Salary Deferral Contributions will Exide match?

      Exide will match 50% up to the first 4% of your Salary Deferral Contributions to the Plan each year.

7.    What other contributions does Exide make to the Plan?

      Each year, Exide will make a contribution to the Plan equal to 2% of each Participant's Compensation. You will receive an allocation of this Basic Contribution regardless of whether you make a Salary Deferral Contribution.

      In addition, Exide may contribute an additional amount from the profits of the company. This Excess Discretionary Contribution will be allocated according to your Compensation, with certain limitations. You will share in any Excess Discretionary Contributions for any Plan Year if you are a Participant and are employed on the last day of the Plan Year, or if you retire, become disabled, or die during the Plan Year.

8.    How do all these contributions add up?

      Let us use an example. For a Participant earning $20,000 in Compensation, depending on how large a Salary Deferral Contribution he makes, his total annual contributions would be as follows:

                 Participant's                                                               Total
               Salary Deferral             Matching               2% Basic                  Annual
                 Contribution            Contribution           Contribution             Contribution
                  %        $             %         $             %          $             %        $
                 0        0             0         0             2          400           2        400
                 1        200           .5        100           2          400           3.5      700
                 2        400           1         200           2          400           5        1000
                 3        600           1.5       300           2          400           6.5      1300
                 4        800           2         400           2          400           8        1600
                 5        1000          2         400           2          400           9        1800
                 6        1200          2         400           2          400           10       2000
                 7        1400          2         400           2          400           11       2200
                 8        1600          2         400           2          400           12       2400
                 9        1800          2         400           2          400           13       2600
                 10       2000          2         400           2          400           14       2800
                 11       2200          2         400           2          400           15       3000
                 12       2400          2         400           2          400           16       3200
                 13       2600          2         400           2          400           17       3400
                 14       2800          2         400           2          400           18       3600
                 15       3000          2         400           2          400           19       3800

9.    How will my contributions be invested?

      All assets of the Trust will be held in the general Trust Fund, except for assets placed in one of our Investment Funds described below. Your Plan's Trustee has been designated to hold and invest Plan assets for the benefit of you and other Plan Participants. The Trust Fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets through which benefits will be distributed. The Trustee will invest the general Trust Fund in a prudent manner, subject to a duty to diversify the investments of the Trust and minimize the risk of large losses. Your quarterly Participant statement will report your share of the earnings and losses allocated to your account.

      By completing a 401(k) Enrollment/Change Application, you may direct the Trustee as to the investment of all or a portion of your Salary Deferral and Matching Contribution Accounts. You also may direct the investment of your Basic Contribution and Excess Discretionary Contribution Accounts, provided that you are 100% vested. Following enrollment, you may change your investment directions by telephone with Fidelity directly. Changes among investment funds other than the Exide Electronics Group, Inc. Common Stock Fund will be made on a next-day basis. Investment direction elections are made in 10% increments.

      Special rules apply to investments in the Exide Electronics Group, Inc. Stock Fund. All changes to and from this fund must be made between the 1st and 15th day of each month. The purchase of stock will be made within five business days and the sale within two business days of the 15th of each month. In order to provide loans from this fund promptly, the Trustee will account for the stock in the fund on a unit basis which will be converted back into shares if you sell or purchase stock in the fund or if you receive a full distribution from your 401(k) account. Only Salary Deferral Contributions and Matching Contributions may be invested in the Exide Electronics Group, Inc. Common Stock Fund. If you invest in this Fund and receive a full distribution from the Plan, you will be given the option of receiving cash or Exide Electronics Group Inc. common stock. All other distributions from the Exide Electronics Group, Inc. Common Stock Fund will be made in cash.

      You may choose among the following seven investment funds which have varying degrees of risk:
      1. Retirement Government Money Market Portfolio. This money market fund invests in obligations issued by the U.S. government.

      2. Fidelity Puritan Fund. This fund is a growth and income fund which invests in a broadly diversified portfolio of common stocks, preferred stocks, and bonds, including lower-quality, high-yield debt securities.

      3. Fidelity Growth & Income Portfolio. This fund is a growth and income fund which invests in common stocks, securities convertible into common stocks, preferred stocks, and fixed-income securities.

      4. Fidelity U.S. Equity Index Portfolio. This fund is a growth and income fund which seeks investment results that correspond to the performance of companies comprising the Standard & Poor's 500.

      5. Fidelity Growth Company Fund. This fund is a growth fund which invests primarily in common stocks and securities convertible into common stock. It may invest in smaller, younger companies with above-average growth potential or larger companies that appear undervalued relative to their potential return.

      6. Fidelity Asset Manager Fund. This is a diversified fund which invests in stocks, bonds, and short-term, fixed income instruments. More specifically, investments are normally made in growth, high-dividend, or blue chip stocks; investment grade bonds; and money market instruments.

      7. Exide Electronics Group, Inc. Common Stock Fund. This fund is invested in whole shares of Exide Electronics Group, Inc. common stock.

      For additional information concerning these investment funds, contact the Plan trustee, Fidelity Management Trust Company.

10.   What is the tax treatment of contributions to the Plan?

      Salary Deferral Contributions, Matching Contributions, Basic Contributions, and Excess Discretionary Contributions and earnings on the contributions are not subject to income taxes until they are distributed to you.

      You must pay, however, Social Security taxes (FICA) on your Salary Deferral Contributions when they are made. FICA taxes are withheld as part of the payroll process.

11.   Can I borrow from my account and later repay it?

      Yes. Loans are available in $100 increments with a minimum loan value of $500. Loans are repaid through payroll deductions over a maximum period of 5 years, and the interest rate for loans is the prime rate plus one percentage point. If you are married your spouse must consent to the loan (if it exceeds $3,500), and the maximum loan amount is generally one-half of your non-forfeitable benefit under the Plan. For additional information on loans or to obtain a loan application contact the Plan Administrator.

12.   Can I withdraw money from my account before I retire?

      After you reach age 59-1/2, you can withdraw all or part of your Salary Deferral Contribution Account at any time and for any reason. You may be entitled to receive a pre-retirement distribution from your Matching, Basic, and Excess Discretionary Contribution Accounts if you have reached the age of 59-1/2 and are 100% vested in your account. However, any distribution will reduce the value of the benefits you will receive at retirement. This distribution is made at your election.

      If you wish to receive a pre-retirement distribution from the Plan, you (and your spouse, if you are married) must first waive the annuity form of payment.

13.   Can I withdraw money from my account if I have a financial hardship?

      Yes, but only in the event of immediate and heavy financial need, as defined by the Internal Revenue Service:

            (a) Medical expenses previously incurred by you or your dependents, or medical expenses necessary for these persons to obtain medical care;

            (b) Purchase (excluding mortgage payments) of your principal residence;

            (c) Payment of tuition and related educational fees for the next twelve months of post-secondary education for you, your spouse, or dependents;

            (d) The need to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence; or

            (e) Funeral expenses incurred by a member of your immediate family which shall include parents, children, or dependents.

      Hardship distributions may only be made from your Salary Deferral contributions Account and will reduce the value of the benefits you will receive at normal retirement, and you will not be permitted to make Salary Deferral Contributions to this Plan or employee contributions to any other plan maintained by Exide for 12 months following the distribution. Hardship distributions are limited to the amount of the immediate and heavy financial need (as determined by the Plan Administrator) and must be for a minimum of $400. In addition, a hardship distribution will be subject to income tax in the year it is received and may be subject to certain early withdrawal penalties.

14.   When will I receive a retirement distribution from the Plan?

      Payment of 100% of your benefits under the Plan will occur as soon as practicable after you retire on one of the following dates:

            (a) Your Normal Retirement Date - the first day of the month coinciding with or next following the later of (i) your 65th birthday, or (ii) your 5th anniversary of joining the Plan.

            (b) Your Early Retirement Date - the first day of the month coinciding with or next following your 55th birthday and 10th Year of Service.

            (c) Your Late Retirement Date - the first day of the month that coincides with or next following the date of your actual retirement after your Normal Retirement Date.

15.   How will my distribution be paid?

      There are several methods by which benefits may be distributed. The method depends on your marital status, as well as the elections you (and your spouse) make. All methods of distribution, however, have equivalent values.

      If you are married on the date your benefits are to begin, you will automatically receive a 50% joint and survivor annuity, unless you elect otherwise. This means that you will receive a monthly benefit for your life and, if you are survived by a spouse, your spouse will receive a monthly benefit for the remainder of his or her life equal to 50% of the benefit you were receiving. You may elect a 75% or 100% joint and survivor annuity instead of the standard 50% joint and survivor annuity. It should be noted that a joint and survivor annuity may provide a lower monthly benefit than other forms of payments.

      If you are not married on the date your benefits are to begin, you will automatically receive a life annuity, which means you will receive monthly benefit payments for as long as you live.

      If you and your spouse elect not to take a 50% joint and survivor annuity, or if you are not married when your benefits are scheduled to begin and have elected not to take a life annuity, you may elect an alternative form of payment. This payment may be made in one of the following methods:

            (a) a single sum payment in cash or in property; (b) the purchase of a different form of annuity; (c) equal installments over a period of time.

      Since your spouse participates in these elections, you must immediately inform the Administrator of any change in your marital status.

16.   What if I die before I retire?

      Your beneficiary will be entitled to 100% of your account balance upon your death. If you are married at the time of your death, your spouse will be the beneficiary of the death benefit, unless you elect otherwise in writing on a form furnished to you by the Administrator. If you wish to designate a beneficiary other than your spouse, your spouse must irrevocably consent to waive any right to the death benefit. Your spouse's consent must be in writing, be witnessed by a notary or a Plan representative, and acknowledge the specific nonspouse beneficiary.

      If no valid waiver is in effect, the death benefit payable to your spouse shall be in the form of a survivor annuity, with a monthly benefit payable for the life of your spouse. Your spouse may direct that payments begin within a reasonable time after your death. Alternatively, your spouse may elect to have the death benefit distributed in an alternative form, such as a single sum payment or in installments. There is a certain period during which you and your spouse may waive the death benefit. Accordingly, it is important that you inform the Administrator when you turn age 32 so that you may receive information about this election.

      If you are not married at the time of your death, or if your spouse has validly waived any right to the death benefit or cannot be located, then your death benefit will be paid to the beneficiary of your own choosing in an single sum payment or in installments. You may designate the beneficiary on a form to be supplied to you by the Administrator. If you change your designation, your spouse must consent again.

      Since your spouse participates in these elections and has certain rights in the death benefit, you should immediately report any change in your marital status to the Administrator.

17.   What is "vesting" and why is it important to me?

      Vesting refers to the amounts in the Plan which cannot be forfeited. Different types of contributions are treated differently. Your Salary Deferral Contributions and any rollover contributions and the earnings on these contributions are always 100% vested.

      Your Matching, Basic, and Excess Discretionary Contribution Accounts are credited to your account immediately and then vest according to how many Years of Service you have with Exide. For Plan Years beginning before January 1, 1992, vesting was based on the following schedule:

                 Years of Service                       Percentage
                   Less than 3                              0%
                       3                                   20%
                       4                                   40%
                       5                                   60%
                       6                                   80%
                    7 or more                             100%

      For Plan Years beginning on or after January 1, 1992, your "vested percentage" is based on the following schedule:

                  Years of Service              Percentage
                     Less than 1                    0%
                         1                         20%
                         2                         40%
                         3                         60%
                         4                         80%
                      5 or more                   100%

18.   What happens if I stop working for Exide before my retirement?

      If your employment ends for a reason other than death, disability, or retirement, you will be entitled to receive only your "vested percentage" of your account balance and the remainder of your account will be forfeited.

      If your vested benefit under the Plan has never exceeded $3,500, then it will be automatically distributed to you in a single sum as soon as administratively feasible after you terminate employment.

      If your vested benefit under the Plan has ever exceeded $3,500, it may be distributed to you as soon as administratively feasible after you terminate employment provided you (and your spouse, if you are married) give written consent before the distribution is made. Also, if you want the distribution to be in a form other than a 50% joint and survivor annuity, you and your spouse must first waive in writing the annuity payment.


19.   What happens if I terminate employment with Exide and later return?

      If you are reemployed by Exide before a 1-Year Break in Service occurs, you will continue to participate in the Plan as if you had not terminated your employment.

      If you are reemployed after a 1-Year Break in Service and were vested in any portion of your account derived from Matching Contributions, Basic Contributions, or Excess Discretionary Contributions, you will receive credit for all Years of Service credited to you before your 1-Year Break in Service as soon as you have completed another Year of Service.

      If you do not have a vested interest in the Matching Contribution, Basic Contribution or Excess Discretionary Contributions allocated to your account when you terminate your employment, you will lose credit for your pre-break Years of Service when your consecutive 1-Year Breaks in Service equal or exceed the greater of 5 years or your pre-break Years of Service.

20.   What if I become disabled?

      Under your Plan, disability is defined as a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders you incapable of continuing any gainful occupation with Exide. This condition must constitute total disability under the federal Social Security Act.

      If you become disabled while you are a Participant, you will be entitled to 100% of your account balance. Your disability benefits will be paid to you as if you had retired.


21.   What are some of the tax issues when I receive a distribution?

      The following is a brief summary of the IRS rules for distributions from the Plan. These rules are very complex and are subject to change. Accordingly, you should consult with your qualified tax advisor before making a choice.

      The Plan has been designed to provide you with significant tax advantages. For example, Salary Deferral, Matching, Basic, and Excess Discretionary Contributions, and any investment growth earned by any of your accounts will not be taxed until you actually receive a distribution from the Plan.

      Generally, whenever you receive a distribution from your Plan prior to retirement, the entire distribution will be subject to income tax and, unless an exception applies, a 10% additional tax for premature distributions (distributions received before you are 59 1/2).

      Under certain circumstances, you may reduce or defer the tax due on all or a portion of your distribution through use of one of the following methods:

            (a) By rolling over all or a portion of the distribution to an Individual Retirement Account ("IRA") or another qualified employer plan.

            (b) By electing favorable income tax treatment under "5-year forward averaging."

      For most distributions, the Plan Administrator must withhold 20% of the distribution to provide for the federal income tax on the distribution, unless you roll over the distribution to an IRA or another qualified retirement plan.

      If you receive Exide Electronics Group, Inc. common stock as part of your distribution (other than a distribution described in questions 12 and 13) you may be eligible to elect capital gains treatment on the appreciation in the stock while it was held by the trustee.

      Whenever you receive a distribution, the Plan Administrator will provide a more detailed explanation of these options.

22.   What is a "top heavy plan"?

      A plan that primarily benefits Key Employees is called a "top heavy plan." Generally a plan is a "top heavy plan" when more than 60% of the contributions or benefits have been allocated to key employees. If your Plan becomes top heavy in any Plan Year, some special rules will apply. Contact the Plan Administrator for additional information.

23.   How do I claim my benefits?

      You or your beneficiaries must make a written formal request, using a form provided by the Plan Administrator. If your claim is denied, the Plan Administrator shall furnish you with a written notice containing certain specific information explaining reasons for the denial, within a reasonable period of time (generally 90 days) after the receipt of your claim. This notice will tell you how to appeal this decision.

      If your claim is denied, you may file an appeal with the Plan Administrator on a form available from the Plan Administrator. You must file the claim for review no later than 60 days after you receive written notification of the denial of your claim, and a response to your appeal will be rendered within 60 days of its receipt by the Plan Administrator.

      If you have any questions regarding the proper person or entity to address claims, you should ask the Plan Administrator.

24.   Can the Plan be amended or terminated?

      Exide has the right to amend or terminate the Plan at any time. Upon termination, all amounts credited to your accounts would become 100% vested. A complete discontinuance of contributions by Exide would also constitute a termination.

25.   Is the Plan insured by the Pension Benefit Guaranty Corporation?

      Benefits provided by your Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") because the insurance provisions under ERISA are not applicable to your Plan.

Plan Name and Identification Numbers:

      The formal name of Plan is the Exide Electronics Corporation 401(k) Retirement Benefit Plan. In any formal correspondence about the Plan, you should refer to the Employer Identification Number assigned by the Internal Revenue Service, which is 23-2119242. The official Plan Number is 004.

Employer (Plan Sponsor and Administrator) Address:

      Exide is both the sponsor of the Plan and the Plan Administrator. The Plan Administrator keeps the records for the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about your Plan. Legal process may be served on the Plan trustee, as identified below, or on the Plan Administrator at the following address:

                  Exide Electronics Corporation
                  3301 Spring Forest Road
                  Raleigh, North Carolina  27604
                  (919) 872-3020

Type of Plan and Plan Year:

      The Exide Electronics Corporation 401(k) Retirement Benefit Plan is a defined contribution profit sharing plan qualified under Sections 401(a) and (k) of the Internal Revenue Code. Company contributions are paid out of current or accumulated earnings and profits. The Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year, which begins on January 1 and ends on December 31.

Type of Administration and Funding:

      Participants and Exide make periodic contributions to the Trust Fund established with respect to the Plan. The assets of the Trust Fund are held by the trustee for the exclusive benefit of the Participants and their beneficiaries. Benefits are paid directly from the Trust Fund by the plan trustee. The trustee is:

                  Fidelity Management Trust Company
                  82 Devonshire Street
                  Boston, Massachusetts  02109

      Your Plan will be governed by the laws of the State of North Carolina.

Plan Documents:

      This description of the Exide Electronics Corporation 401(k) Retirement Benefit Plan summarizes the official plan document. We have tried to write it in clear, understandable language. The official plan texts are the Plan document and the trust agreement between Exide and the Plan trustee. These are the governing documents in the event questions arise, and will control if there is a conflict between those documents and this summary.

                            STATEMENT OF ERISA RIGHTS

As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, also called ERISA. ERISA provides that all Plan participants shall be entitled to:

      (a)   examine, without charge, all Plan documents, including:

            (1)   insurance contracts;

            (2)   collective bargaining agreements; and

            (3) copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

            This examination may take place at the Plan Administrator's office and at other specified locations such as worksites and union halls.

      (b) obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

      (c) receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

      (d) obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many years you have to work to get a right to a pension. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE A YEAR. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including Exide Electronics Corporation or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

If your claim for a pension benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If the Plan's fiduciaries misuse the Plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about this statement, or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


                                GLOSSARY OF TERMS


"Basic Contribution" - a contribution to the Plan of 2% of a Participant's Compensation which is made by Exide.

"Compensation" - amounts paid as wages and salaries plus your Salary Deferral Contributions made to the Plan and any salary reductions made to an Internal Revenue Code Section 125 cafeteria plan. For further details, see question 5.

"Excess Discretionary Contribution" - a discretionary contribution to the Plan which may be made by Exide from its profits in addition to the Basic Contribution.

"Forfeiture" - the nonvested portion of the account of a terminated Participant.

"Hour of Service" - each hour for which you are directly compensated by Exide for the performance of duties during the Plan Year, and for certain other reasons (such as vacation, holidays, sickness, disability, military duty, jury duty, or leave of absence during the Plan Year), or each hour for back pay awarded or agreed to by Exide.

"Key Employee" - an officer, a 5% owner, one of the ten employees having the largest ownership interest in Exide, or a 1% owner with Compensation in excess of $150,000.

"Matching Contribution" - a discretionary contribution to the Plan of 50% of the Salary Deferral Contribution, up to 4% of Compensation which is made by Exide.

"Matching Contribution Account" - your account balance attributable to your allocable share of any Matching Contribution and earnings thereon.

"Month of Service" - a calendar month during which you have completed an "Hour of Service."

"1-Year Break in Service" - occurs on the first day of the month after a period of 12 consecutive months during which you are not credited with an Hour of Service with Exide Electronics Corporation. Solely for determining whether you have incurred a 1-Year Break in Service, however, Hours of Service will be recognized for authorized leaves of absence and certain maternity or paternity leaves of absences.

"Participant" - an employee who has met the eligibility requirements and enrolls in the Plan.

"Participant Rollover Account" - your account balance attributable to distributions you have received from other plans that you have "rolled over" into this Plan.

"Plan" - the Exide Electronics Corporation 401(k) Retirement Benefit Plan.

"Plan Administrator" - the individual or entity who keeps the records for the Plan and is responsible for the administration of the Plan. Exide serves as Plan Administrator and will provide you with a quarterly Participant statement showing the amount of the contributions, rollovers, transfers, forfeitures, earnings and losses, and distributions allocated to your account during the Plan Year. As Plan Administrator, Exide also will answer questions you may have about your Plan.

"Plan Year" - the twelve-month period beginning on January 1 and ending on December 31.

"Salary Deferral Contribution" - the amount you elect to defer before-tax from your Compensation.

"Salary Deferral Contribution Account" - your account balance attributable to your Salary Deferral Contributions and earnings thereon.

"Trust Fund" - the funding medium for the accumulation of assets held for the exclusive benefit of Plan Participants.

"Year of Service" - twelve consecutive Months of Service you work for Exide, even if you were not employed on the first or last day of the Plan Year.